PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
Year Ended December 31, 2000
(Amounts in $000's, except per share amounts)

		(A)
		Delphos
	United	Citizens	Proforma		Proforma
	Bancshares	Bancorp	adjustments		combined

Interest income	18,940	9,724	(594)	(6)	28,070
Interest expense	10,687	5,345	(149)	(6)	15,883
Net interest income	8,253	4,379	(445)		12,187
Provision for loan loss	502	36			538
Net interest income after provision	7,751	4,343	(445)		11,649
Other income	1,028	49	283	(6)	1,360
Other expenses	7,059	2,248	(50)	(6)	9,257
Income before income taxes	1,720	2,144	(112)		3,752
Provision for income taxes	235	750	(134)	(6)	851
Net income	1,485 =====	1,394 =====	22 ====		2,901 =====
Net income per share:
Basic	0.66 ====	0.99 ====			0.80 ====
Diluted	0.63 ====	0.98 ====			0.75 ====

(A) - Amounts for Delphos Citizens Bancorp represent audited results of the fiscal year ended September 30, 2000.

See Notes to Pro Forma Condensed Combined Financial Statements.

The following pro forma condensed combined balance sheet as of December 31, 2000, and the pro forma condensed combined income statements for the year ended December 31, 2000 give effect to the acquisition of 100% of the outstanding common shares of Delphos Citizens Bancorp (Delphos) by United Bancshares (United). The pro-forma information is based on the historical financial statements of United and Delphos giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro-forma financial statements.

The pro forma statements have been prepared by United management based upon the financial statements of Delphos included in previous filings. These pro forma statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. These financial statements should be read in conjunction with the audited and unaudited financial statements and notes of United and Delphos contained in previous filings.

	PRO FORMA CONDENSED COMBINED BALANCE SHEET
	December 31, 2000
	(Amounts in $000's)

		(A)
		Delphos
	United	Citizens	Proforma		Proforma
	Bancshares	Bancorp	adjustments		combined

ASSETS
Cash and due from banks	6,185	3,687	6,000	(1)	9,291
			(6,581)	(2)
Federal funds sold	7,684			(1)	7,684
Securities	54,976	8,713	(5,935)	(1)	57,754
Loans, net	177,015	122,888	800	(3)	300,703
Premises and equipment	4,898	614	(614)	(3)	4,898
Accrued interest receivable and other assets	6,057	725	189	(4)	6,971
Total assets	256,815 ======	136,627 ======	(6,141) =====		387,301 =======
LIABILITIES
Deposits	205,506	79,734	518	(3)	285,758
FHLB and other borrowings	30,433	30,000	2,000	(3)	62,433
Accrued interest payable and other liabilities	1,827	908	3,378	(5)	6,135
			22	(2)
Total liabilities	237,766	110,642	5,918		354,326

SHAREHOLDERS' EQUITY	19,049	25,985	(12,102)	(3)	32,975
			43	(1)
Total liabilities and shareholders' equity	256,815 =======	136,627 =======	(6,141) ======		387,301 =======

(A) - Amounts reflected for Delphos Citizens Bancorp represent audited September 30, 2000 amounts

See Notes to Pro Forma Condensed Combined Financial Statements.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 28, 2001, United Bancshares, Inc. acquired 100% of the outstanding common stock of Delphos Citizens Bancorp in exchange for the issuance of 1,367,344 common shares and cash payment of $8,581,000. To finance the acquisition, Delphos sold marketable securities (resulting in a gain of $65,000) and borrowed $2 million from the Federal Home Loan Bank.

The pro-forma financial statements combine the assets and liabilities of the two companies at December 31, 2000 and their results of operations for the year ended December 31, 2000. In combining the entities the following pro forma adjustmentshave been made:

(Amounts in $000's)
(1) Reflects sale of securities to obtain the cash required for the acquisition as follows:
Proceeds received	6,000
Cost of securites sold	5,935
65
Estimated income taxes payable	22
Net gain on sale	43 =====

(2) Reflects the reduction of cash and the incurrence of Federal Home Loan Bank borrowings to effect the acquisition:
Cash	6,581
Federal Home Loan Bank borrowings	2,000
8,581 =====

(3) Under purchase accounting, the assets and liabilities are required to be adjusted to reflect their fair values.

The fair value of financial instruments has primarily been determined based on discounting the expected cash flows resulting from portfolio rates using current market rates. The following adjustments have been made:

Net assets as reported by Delphos	25,627
Fair value adjustments:
Loans, net	800
Deposits	(518)
Premises and equipment, net of depreciation	(614)
Net deferred income taxes relating to fair value adjustments	113
25,408
Deferred credit (negative goodwill)	(2,833)
Cost of merger	22,575 ======
Cost of merger represents:
Fair value of shares of United stock to be issued in exchange for Delphos shares -1,367,344
shares at $9.93 per share	13,578
Payment of cash portion of purchase price to Delphos shareholders	8,581
Receivable relating to cash portion paid on unawarded shares in recognition and retention plan (RRP)	(148)
Acquisition costs, net of tax	564
22,575 =====
(4) Adjustment to accrued interest receivable and other assets determined as follows:
Receivable relating to cash portion paid on unawarded shares in RRP - see Note (3)	148
Deferred income taxes relating to fair value adjustments - see Note (3)	113
Eliminate acquisition costs incurred prior to December 31, 2000	(72)
189 ====
(5) Adjustment to accrued interest payable and other liabilities determined as follows:
Payable at December 31, 2000 relating to acquisition costs	545
Deferred credit - see Note (3)	2,833
3,378 =====
(6) For purposes of presenting the pro forma consensed combined income statements, the following adjustments (which are expected to be recurring) have been made for the year ended December 31, 2000:

Decrease in interest income resulting from sale of securities	(460)
Increase in interest expense resulting from additional FHLB borrowings	(110)
Amortization of purchase accounting adjustments:
Interest-earning assets (loans)	(134)
Interest-bearing liabilities (deposits)	259
Premises and equipment depreciation	50
Amortization of deferred credit (10 years, straight-line)	283
Tax effect of the above adjustments	134
Net adjustments	22 ===